Registration No. 333-221861
Registration No. 333-231184

As filed with the United States Securities and Exchange Commission on October 5, 2020

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-221861
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231184
__________________________________

DELPHI TECHNOLOGIES PLC
(Exact name of Registrant as specified in its charter)

Jersey	98-1367514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Angel Court
10th Floor
London
United Kingdom	EC2R 7HJ
(Address of principal executive offices)	(Zip Code)

Delphi Technologies PLC Long-Term Incentive Plan
Nonqualified Stock Option Inducement Agreement
(Full titles of the plans)

Tonit M. Calaway
President and Secretary
Delphi Technologies PLC
c/o BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, Michigan 48326
(248) 754-9200
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Patrick G. Quick
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
(414) 271-2400
__________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

__________________________

EXPLANATORY NOTE

Delphi Technologies PLC, a public limited company incorporated under the laws of the Bailiwick of Jersey (the “Registrant” or “Delphi Technologies”), is filing with the Securities and Exchange Commission (the “SEC”) this post-effective amendment (“Post-Effective Amendment”) to deregister the ordinary shares of the Registrant, $0.01 par value per share (the “Ordinary Shares”), previously registered under the following Registration Statements on Form S-8 filed with the SEC (collectively, the “Registration Statements”), together with any and all plan interests registered thereunder:

●	Registration Statement No. 333-221861, filed on December 1, 2017, which registered the offering of 7,500,000 Ordinary Shares pursuant to the Delphi Technologies Long-Term Incentive Plan (the “Plan”); and

●	Registration Statement No. 333-231184, filed on May 2, 2019, which registered the offering of 1,006,077 Ordinary Shares pursuant to the stock option inducement grant made to Richard F. Dauch, the Company’s Chief Executive Officer, in accordance with the terms of the Nonqualified Stock Option Inducement Agreement by and between the Registrant and Richard F. Dauch, dated January 7, 2019.

On October 1, 2020 (the “Closing Date”), BorgWarner Inc. (“BorgWarner”) completed its acquisition of Delphi Technologies (the “Transaction”). Following the completion of the Transaction, Delphi Technologies became a wholly owned subsidiary of BorgWarner. The Transaction was effected by means of a court-sanctioned scheme of arrangement (the “Scheme of Arrangement”) and in accordance with a Transaction Agreement, dated as of January 28, 2020, as amended on May 6, 2020, by and between BorgWarner and Delphi Technologies.

In connection with the Transaction, Delphi Technologies has terminated any and all of the offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Delphi Technologies to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, Delphi Technologies hereby amends the Registration Statements and removes from registration any and all of the securities of Delphi Technologies registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on October 5, 2020.

DELPHI TECHNOLOGIES PLC

By:	/s/ Tonit M. Calaway
Name:	Tonit M. Calaway
Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Tonit M. Calaway	President and Secretary	October 5, 2020
Tonit M. Calaway	(Principal Executive Officer)
and Chairman of the Board of
Directors

/s/ Craig D. Aaron	Chief Financial Officer	October 5, 2020
Craig D. Aaron	(Principal Financial Officer) and
Director

/s/ Daniel R. Etue	Chief Accounting Officer	October 5, 2020
Daniel R. Etue	(Principal Accounting Officer)

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